EXHIBIT 3.66

Georgia

ARTICLES OF ORGANIZATION
OF
ARG RESOURCES, LLC
(a Georgia limited liability company)

ARTICLE I

          The name of the limited liability company is ARG Resources, LLC.

ARTICLE II

          The complete street address of the initial registered office of the limited liability company in the State of Georgia is 40 Technology Parkway South, #300, Norcross, GA 30092. The registered agent at such address shall be: Corporation Service Company.

ARTICLE III

          The purpose of ARG Resources, LLC is to engage in any lawful activity for which limited liability companies may be formed under the laws of the State of Georgia.

ARTICLE IV

          The name and business address of the organizer of the limited liability company is Robert Q. Jones, Jr., 1155 Perimeter Center West, Suite 1200, Atlanta, GA 30338.

ARTICLE V

          The management of the limited liability company is vested in one or more managers.

          IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization as of this 18th day of December, 2007.

/s/ Robert Q. Jones, Jr.

Robert Q. Jones, Jr., Organizer